EXHIBIT 4.2

WARRANT PURCHASE AGREEMENT

Mr. John Burke
Chief Financial Officer
St. Bernard Software, Inc.
15015 Avenue of Science
San Diego, CA 92128

Ladies & Gentlemen:

This Warrant Purchase Agreement (the "Agreement") is made as of July 21, 2008 (the "Closing Date") by and between St. Bernard Software, Inc., a Delaware corporation, with its principal place of business at 15015 Avenue of Science, San Diego, CA 92128 (the "Company"), and Partners For Growth II, L.P., a Delaware limited partnership ("Purchaser").

1.    Authorization and Purchase of the Warrant.

(A) Authorization of the Warrant. As of the Closing Date, the Company's Board of Directors has authorized the issuance by the Company and the sale to the Purchaser of a warrant (the "Warrant") to purchase Four Hundred Fifty Thousand (450,000) shares of the Company's Common Stock, all as more fully described, and subject to the conditions set forth below and in the form of Warrant annexed hereto as Exhibit 1. The Common Stock issuable upon exercise of the Warrant are herein referred to as the "Warrant Stock," and the Warrant and the Warrant Stock are sometimes together referred to as the "Securities."

(B) Purchase of Warrant. Subject to the terms and conditions set forth below and in the Warrant, the Company shall issue to Purchaser the Warrant in consideration of the payment of $1,353, which the parties agree is fair consideration for the Warrant.

2.    The Closing. The closing of the purchase and sale of the Warrant to Purchaser (the "Closing") shall be held at the offices of Partners for Growth II, L.P., 180 Pacific Avenue, San Francisco, CA 94111, or at such other location as may be mutually agreed upon by the parties hereto. On the Closing Date, the Company shall deliver to Purchaser the Warrant registered in the name of Purchaser.

3.    Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, the Purchaser that, except to the extent disclosed with particularity in Schedule A hereto:

(A) Corporate Power; Authorization. The Company has all requisite corporate power and has taken all requisite corporate action to execute and deliver each of this Agreement and the Warrant, to sell and issue the Securities and to carry out and perform all of its obligations hereunder and thereunder. Each of this Agreement and the Warrant has been duly authorized, executed and delivered on behalf of the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The person executing this Agreement and the Warrant is a duly authorized officer of the Company with all necessary legal authority to bind the Company generally and with the specific legal authority to cause the Company to enter into this Agreement and to execute and deliver the Warrant.

(B) Validity of Securities. The Warrant, when sold against the consideration therefor as provided therein, will be validly authorized, issued and fully paid. The issuance and delivery of the Warrant is not subject to preemptive or any similar rights of the stockholders of the Company (which have not been duly waived) or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; and when the Warrant Stock is issued upon exercise and in accordance with the terms of the Warrant, and such Warrant Stock is converted into Common Stock, such securities will be, at each such issuance, validly issued and outstanding, fully paid and nonassessable and free of any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(C) Capitalization. The capitalization of the Company is materially as set forth in Borrower's 10Q as filed with the Securities and Exchange Commission for the period ending March 31, 2008. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. A true, correct and current copy of the Company's Certificate of Incorporation as amended through the date hereof ("Certificate") is set forth in Schedule B hereto. Except as specified in this Agreement, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities.

(D) No Conflict. The execution and delivery of this Agreement and the Warrant do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate or Bylaws, as amended, or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, the effect of which would have a material adverse effect on the Company or materially impair or restrict its power to perform its obligations as contemplated hereby or thereby.

(E) Governmental and other Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other person or entity is required on the part of the Company in connection with the execution, delivery and performance of this Agreement and the Warrant or the offer, issuance, sale and delivery of the Warrant and the Warrant Stock, except such filings as shall have been made prior to and shall be effective on and as of the Closing and except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post-closing filings as may be required under applicable state securities laws, all of which will be filed within applicable periods therefor. Based upon the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Warrant and the Warrant Stock to the Purchaser will be exempt from the registration requirements of the Securities Act and from the qualification requirements of any applicable state securities laws.

(F) Authorized and Unissued Shares of Common Stock. During the period within which the Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the Warrant, a sufficient number of authorized but unissued shares of Common Stock when and as required to provide for the exercise of the rights represented by the Warrant.

(G) Delivery of Information; Accuracy. The Company acknowledges its delivery of certain Representations and Warranties dated July 10, 2008 (the "Representation Letter"), to the Purchaser, which Representations and Warranties form the basis for the Purchaser purchasing the Warrant. The information contained in Part B of the Representation Letter and all documents, instruments and other information delivered to the Purchaser in connection therewith are true, correct, accurate and complete in all material respects.

(H) Reporting. With a view to making available to the Purchaser the benefits of Rule 144 and other rules or regulations of the SEC that may permit the Purchaser to sell Warrant Stock to the public without registration, the Company shall, to the extent it is or becomes subject to reporting requirements under the Securities Exchange Act of 1934 (the "Exchange Act"), as a continuing obligation: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Closing; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act of 1933 (the "Securities Act") and the Exchange Act; and (c) furnish to the Purchaser, so long as the Purchaser owns any Securities forthwith upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) such other information as may be reasonably requested in order to avail the Purchaser of any rule or regulation of the SEC that permits the selling of any such Securities without registration. Without limiting the foregoing and regardless of the Company's obligation to file reports under the Exchange Act, the Company shall from time to time promptly provide a copy of its most recent annual, quarterly and other interim reports to Purchaser.

4.  Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

(A) Investment Experience. Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act, and was not organized for the specific purpose of acquiring the Securities. Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

(B) Investment Intent. Purchaser is purchasing the Warrant for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Purchaser understands that the Warrant has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

(C) Authorization. Purchaser has all requisite power and has taken all requisite action to execute and deliver each of this Agreement and to carry out and perform all of its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of Purchaser's partnership agreement or other relevant organizational documents.

5.  Restrictions on Transfer of Securities; Registrable Securities. The restrictions on transfer of the Securities are as set forth in the Warrant.

6.  Miscellaneous.

(A) Waivers and Amendments. This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(B) Governing Law; Venue. This Agreement and the Warrant shall each be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California without regard to conflict of laws. The parties each irrevocably submit to the exclusive jurisdiction of the U.S. state and federal courts located in San Francisco, California in connection with any dispute arising under this Agreement or the Warrant.

(C) Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Company or Purchaser and the Closing.

(D) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto (specifically including any person that becomes a holder of the Warrant through transfer thereof from the Purchaser, and any other successors in interest to the Securities). In the event of any merger, consolidation or acquisition involving the Company in which the Company is not the surviving entity, the Company's obligations hereunder and under the Warrant shall be expressly or by operation of law assumed by the surviving entity.

(E) Entire Agreement; Construction. This Agreement and the Warrant constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. In the event of any conflict between the terms of this Agreement and the temis of the Warrant (including any Schedule attached thereto), the terms of the Warrant shall prevail. The term "$" or "dollars" means United States dollars; the term "including" means "including without limitation"; "days" means business days in the United States. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or the Warrant.

(F) Notices, etc. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by personal service, facsimile, courier service promising overnight delivery or registered or certified mail, return receipt requested, postage prepaid, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

if to Purchaser, at

Partners for Growth II, L.P.
180 Pacific Avenue
San Francisco, California 94111
Attention: Lorraine Nield
Fax: (415) 781-0510

with a copy to

Benjamin Greenspan
Greenspan Law Corporation
620 Laguna Road
Mill Valley, CA 94941
Fax: (415) 738-5371
Email: ben@greenspan-law.com

or

if to the Company, at

Mr. John Burke
Chief Financial Officer
St. Bernard Software, Inc.
15015 Avenue of Science
San Diego, CA 92128
Fax: (858) 676-3678
Email: JBurke@stbernard.com

with a copy (not constituting notice) to:

Mintz Levin
3580 Carmel Mountain Road
Suite 300
San Diego, CA 92130
Attn: Jeremy Glaser
Fax: (858) 320-3001
Email: JGlaser@Mintz.com

or in any case at such other address as Purchaser or the Company shall have furnished to the other in writing. The term "notify" means to give notice in writing as specified above.

(G) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(H) Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference and shall not, by themselves, determine the construction of this Agreement.

(I) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

PARTNERS FOR GROWTH II, L.P.

/s/ Andrew W. Kahn
By: Andrew W. Kahn, Manager of
Partners for Growth II, LLC, its General
Partner

AGREED AND ACCEPTED,
as of the date first above written:

ST. BERNARD SOFTWARE, INC.

By:  /s/ Vincent A. Rossi
Its:   Chief Executive Officer

SCHEDULE A - EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

SCHEDULE B -CERTIFICATE

EXHIBIT 1 - FORM OF WARRANT